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                                                                       EXHIBIT 7

                                      THE
                                   BRIDGEFORD
                                     GROUP

 JOHN A. HERRMANN,
        JR.
     President
  Chief Executive
      Officer                             PERSONAL AND CONFIDENTIAL
                                          May 28, 1996

Mr. Harry A. Lomason II
Chairman, President and Chief Executive Officer
Douglas & Lomason Company
24600 Hallwood Court
Farmington Hills, MI 48335-1671

Dear Mr. Lomason:

     This will confirm the understanding and agreement between The Bridgeford Group ("Bridgeford") and Douglas & Lomason Company (the "Company") as follows:

          1. The Company engages Bridgeford as the Company's sole and exclusive agent for the purpose of defining, developing and evaluating strategic directions and opportunities for the Company, including a possible sale of the Company, and in that connection (a) identifying opportunities for the sale of the Company, (b) advising the Company concerning opportunities for a sale, whether or not identified by Bridgeford, (c) participating on the Company's behalf in negotiations concerning a sale to the extent requested by the Company and (d) if requested by the Company providing a written and/or verbal opinion to the Company's Board of Directors regarding the fairness to the Company's shareholders from a financial point of view of a sale of the Company or any substantially similar transaction.

          2. Bridgeford accepts the engagement described in paragraph 1 and in that connection agrees to:

             (a) assist in the preparation of descriptive material concerning the Company, which material shall not be made available to or used in discussions with prospective acquirors of the Company until both it and its use for that purpose have been approved by the Company;

             (b) develop, update and review with the Company on an ongoing basis a list of parties which might be interested in acquiring the Company and contact only parties on that list which are approved by the Company (such list is referred to herein as the "List");

             (c) consult with and advise the Company concerning opportunities for a sale of the Company which have been identified by Bridgeford or others and, if so requested by the Company, participate on the Company's behalf in negotiations for a sale of the Company; and

             (d) if requested by the Company provide to the Company's Board of Directors a written and/or verbal opinion regarding the fairness to the Company's shareholders from a financial point of view of a sale of the Company or any substantially similar transaction.

          3. For the purpose of this Agreement:

             (a) A "sale" of the Company shall mean any transaction or series or combination of transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, control of or a material interest in the Company or any of its businesses (a "Business") or any of their respective assets is transferred for consideration, including without limitation a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or
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        consolidation, a tender or exchange offer, a leveraged buyout, the formation of a joint venture or partnership, a minority investment or any similar transaction.

             (b) Except as provided in subparagraph 3(c), "consideration" shall mean the value of all cash, securities and other property paid by an acquiring party for the common stock of the Company. The value of such securities (whether debt or equity) or other property shall be determined as follows: (i) the value of securities that are freely tradable in an established public market shall be determined on the basis of the last market closing price prior to the public announcement of the sale, and (ii) the value of securities that are not freely tradable or have no established public market, or if the consideration utilized consists of property other than securities, the value of such other property, shall be the fair market value thereof. If the consideration to be paid is computed in a foreign currency, the value of foreign currency shall, for purposes hereof, be converted into U.S. Dollars at the prevailing exchange rate on the date or dates on which the consideration is paid.

             (c) If a sale of the Company is structured to provide for the transfer of part of the assets of the Company or a Business and the retention of other assets, including but not limited to cash, cash equivalents, investments, inventories and receivables, the retained assets shall nevertheless be deemed to be part of the consideration received in connection with the sale of the Company in the following manner: (i) with respect to investments, in an amount equal to the market value thereof, (ii) with respect to inventories and receivables, in an amount equal to the book value thereof, and (iii) with respect to any other assets, in an amount reasonably determined by the parties.

          4. The Company shall:

             (a) furnish to Bridgeford the names of all parties with which the Company has had discussions or contacts prior to the date hereof concerning a sale of the Company and

             (b) make available to Bridgeford all information concerning the business, assets, operations and financial condition of the Company which Bridgeford reasonably requests in connection with the performance of its obligations hereunder. Bridgeford may rely upon the accuracy and completeness of all such information without independent verification.

          5. The Company may refuse to discuss or negotiate the sale of the Company with any party for any reason whatsoever and may terminate negotiations with any party at any time.

          6. As compensation for the services rendered by Bridgeford hereunder, the Company shall pay Bridgeford as follows:

             (a) If a sale of the Company occurs either:

                (i) during the term of Bridgeford's engagement hereunder, regardless of whether the party or parties to the sale were identified by Bridgeford or whether Bridgeford rendered advice concerning the sale, or

                (ii) at any time during a period of 18 months following the effective date of termination of Bridgeford's engagement hereunder and the sale involves a party named on the List,

        the Company shall pay Bridgeford an amount equal to 1.5% of the consideration involved in the sale.

             (b) Compensation which is payable to Bridgeford pursuant to subparagraph 6(a) shall be paid by the Company to Bridgeford at the closing of a sale of the Company, provided that compensation attributable to that part of consideration which is contingent upon the occurrence of some future event (e.g., the realization of earnings projections but not scheduled interest or principal payments on indebtedness) shall be paid by the Company to Bridgeford upon the earlier of (i) the receipt of such consideration or (ii) the time that the amount of such consideration can be determined.

          7. The Company shall reimburse Bridgeford for its reasonable out-of-pocket expenses incurred during the period of its engagement hereunder with respect to the services to be rendered by it hereunder.

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     Out-of-pocket expenses shall include, but not be limited to, professional fees and disbursements incurred by Bridgeford.

          8. The Company shall:

             (a) indemnify Bridgeford and hold it harmless against any losses, claims, damages or liabilities to which Bridgeford may become subject arising in any manner out of or in connection with the rendering of services by Bridgeford hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities arose out of the gross negligence or bad faith of Bridgeford, and

             (b) reimburse Bridgeford immediately for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings arising in any manner out of or in connection with the rendering of services by Bridgeford hereunder, provided that in the event a final judicial determination is made to the effect specified in subparagraph 8(a) above, Bridgeford shall remit to the Company any amounts reimbursed under this subparagraph 8(b),

        The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph shall apply whether or not Bridgeford is a formal party to any such lawsuits, claims or other proceedings, that Bridgeford is entitled to retain separate counsel of its choice in connection with any of the matters to which such commitments relate (provided that such counsel shall be reasonably acceptable to the Company) and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, director, officer, employee, representative or agent of Bridgeford.

          9. The Company and Bridgeford agree that if any indemnification or reimbursement sought pursuant to paragraph 8 is finally judicially determined to be unavailable (except by reason of the gross negligence or bad faith of Bridgeford or any of its controlling persons, directors, officers, employees, representatives or agents, as the case may be), whether or not Bridgeford is the person entitled to indemnification or reimbursement, the Company and Bridgeford shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand and Bridgeford on the other in connection with the transaction to which such indemnification or reimbursement relates and other equitable considerations, provided that in no event shall the amount to be contributed by Bridgeford exceed the amount of the fee actually received by Bridgeford hereunder.

          10. Except as contemplated by the terms hereof or as required by applicable law, Bridgeford shall keep confidential all material non-public information provided to it by the Company and shall not disclose such information to any third party other than its employees and advisors whom Bridgeford determines have a need to know such information.

          11. Except as required by applicable law, any advice provided by Bridgeford hereunder shall not be disclosed publicly or made available to third parties without the prior approval of Bridgeford.

          12. Bridgeford has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that Bridgeford shall submit a copy of such advertisements to the Company for its approval, which approval shall not be unreasonably withheld or delayed.

          13. The term of Bridgeford's engagement hereunder shall extend from the date hereof until terminated. Subject to the provisions of paragraphs 6 through 11, which shall survive any termination of this Agreement, either party may terminate Bridgeford's engagement hereunder at any time by giving the other party at least 10 days' prior written notice. Within 10 days after the effective date of termination, Bridgeford shall deliver to the Company a copy of the List as then constituted.

          14. The Company and Bridgeford acknowledge and agree that there are no brokers, representatives or other persons which have an interest in compensation payable to Bridgeford with respect to any transaction contemplated hereby.

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          15. This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of New York.

     If the foregoing correctly sets forth the understanding and agreement between Bridgeford and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

                                          THE BRIDGEFORD GROUP

                                          BY: /s/ JOHN A. HERRMANN, JR.

                                            ------------------------------------
                                              John A. Herrmann, Jr.
                                              President and Chief Executive
                                              Officer

AGREED:

Douglas & Lomason Company

BY: /s/ HARRY A. LOMASON II

    -------------------------------------------------------
    Harry A. Lomason II
    Chairman, President and Chief Executive Officer

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